EXHIBIT 99(a)
FOR IMMEDIATE RELEASE
May 9, 2006
THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE SECOND
QUARTER AND SIX MONTHS ENDED APRIL 1, 2006
•	EPS for the second quarter increased 19% to $0.37 compared to $0.31 in the prior-year quarter
          BURBANK, Calif. — The Walt Disney Company today reported earnings for the second quarter and six months ended April 1, 2006. Diluted earnings per share (EPS) for the second quarter increased 19% to $0.37, compared to $0.31 in the prior-year quarter. For the six-month period, diluted EPS increased 16% to $0.74, compared to $0.64 in the prior-year period.
          “Disney’s ongoing commitment to creative and operational excellence is evident in our strong second quarter results,” said Robert A. Iger, president and CEO of The Walt Disney Company. “At the same time, the strategic initiatives we pursued during the quarter help position us for future creative success, new opportunities to reach consumers with our products, and long term value creation for our shareholders.”
     The following table summarizes the second quarter and six month results for fiscal 2006 and 2005 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	April 1,	April 2,		April 1,	April 2,
	2006	2005	Change	2006	2005	Change
Revenues	$8,027	$7,829	3%	$16,881	$16,495	2%
Segment operating income (1)(2)	$1,434	$1,343	7%	$2,813	$2,710	4%
Net income	$733	$657	12%	$1,467	$1,343	9%
Diluted EPS	$0.37	$0.31	19%	$0.74	$0.64	16%
Cash provided by operations	$1,602	$972	65%	$2,181	$1,128	93%
Free cash flow (1)	$1,343	$546	>100%	$1,719	$355	>100%
SEGMENT RESULTS
     The following table summarizes the second quarter and six months segment operating results for fiscal 2006 and 2005 (in millions):

	Quarter Ended			Six Months Ended
	April 1,	April 2,		April 1,	April 2,
	2006	2005	Change	2006	2005	Change
Revenues:
Media Networks	$3,551	$3,008	18%	$7,225	$6,469	12%
Parks and Resorts	2,251	2,096	7%	4,653	4,214	10%
Studio Entertainment	1,774	2,260	(22)%	3,819	4,622	(17)%
Consumer Products	451	465	(3)%	1,184	1,190	(1)%

	$8,027	$7,829	3%	$16,881	$16,495	2%

Segment operating income (1) (2):
Media Networks	$969	$806	20%	$1,575	$1,371	15%
Parks and Resorts	214	183	17%	589	432	36%
Studio Entertainment	147	241	(39)%	275	564	(51)%
Consumer Products	104	113	(8)%	374	343	9%

	$1,434	$1,343	7%	$2,813	$2,710	4%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.

(2)	Beginning in the first quarter of fiscal 2006, segment operating income includes equity in the income of investees. Results for the quarter and six months ended April 2, 2005 have been reclassified to conform to the current year presentation.

Media Networks
     Media Networks revenues for the quarter increased 18% to $3.6 billion and segment operating income increased 20% to $969 million driven by strong performance at Broadcasting. The following table provides further detail of Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	April 1,	April 2,		April 1,	April 2,
	2006	2005	Change	2006	2005	Change
Revenues:
Cable Networks	$1,772	$1,622	9%	$3,637	$3,429	6%
Broadcasting	1,779	1,386	28%	3,588	3,040	18%

	$3,551	$3,008	18%	$7,225	$6,469	12%

Segment operating income:
Cable Networks	$809	$768	5%	$1,181	$1,208	(2)%
Broadcasting	160	38	>100%	394	163	>100%

	$969	$806	20%	$1,575	$1,371	15%

Cable Networks
     Operating income at Cable Networks increased $41 million to $809 million for the quarter primarily due to growth at ESPN which was driven by higher affiliate revenues from increased contractual rates. This increase was partially offset by higher revenue deferrals at ESPN, investments in ESPN branded mobile phone service, increased programming and production expenses and higher administrative costs at ESPN. Revenue deferrals at ESPN increased by $31 million versus the prior-year quarter due to new programming commitments in an affiliate contract and higher affiliate rates. Revenue deferrals for the six-month period increased $137 million as compared to the prior six-month period. Cable Networks also experienced modest profit growth at the Disney Channel and ABC Family.
Broadcasting
     Operating income at Broadcasting increased $122 million to $160 million for the quarter primarily due to improved performance at the ABC Television Network and Television Production and Distribution, partially offset by investments in new initiatives at the Internet Group. The growth at the ABC Television Network was primarily due to increased primetime advertising revenues resulting from strong upfront sales and continued strength in ratings and higher rates. Advertising revenues also increased due to the Super Bowl and the timing of Bowl Championship Series (BCS) games, although this increase was essentially offset by related programming and production expenses. The increase at Television Production and Distribution was driven by higher third-party license fees for Scrubs, as this series entered its fifth season of network television, and increased international sales of Touchstone Television dramas. The increase in international sales was primarily due to an increase in the number of episodes delivered, including a number of new drama series.
Parks and Resorts
     Parks and Resorts revenues for the quarter increased 7% to $2.3 billion and segment operating income increased 17% to $214 million. Operating income growth reflected continuing strength at both of our domestic resorts, led by the on-going success of the 50th anniversary celebration, partially offset by lower guest spending and attendance at Disneyland Resort Paris. Results at our theme parks were unfavorably impacted by the shift of the Easter holiday from the second quarter in fiscal 2005 to the third quarter in fiscal 2006.
     Operating income growth at our domestic resorts was primarily due to increased theme park attendance, higher hotel guest spending and occupancy and continued strong sales at Disney Vacation Club. This growth was partially offset by higher operating expenses, driven by increased volumes and increased costs associated with new guest offerings and attractions.
Studio Entertainment
     Studio Entertainment revenues for the quarter decreased 22% to $1.8 billion and segment operating income decreased 39% to $147 million. Lower segment operating income was primarily due to a decline in worldwide home entertainment partially offset by increases in domestic theatrical motion picture distribution and worldwide television distribution.
     Lower results in worldwide home entertainment reflected difficult comparisons to the prior-year quarter which included the outstanding performance of Disney/Pixar’s The Incredibles.
     The increase in domestic theatrical motion picture distribution was primarily due to lower distribution costs resulting from fewer theatrical releases in the current quarter driven by fewer Miramax titles.
     The improvement in worldwide television distribution was due to the strong performance of Pirates of the Caribbean: The Curse of the Black Pearl and The Village in international markets.

Consumer Products
     Consumer Products revenues for the quarter decreased 3% to $451 million and segment operating income decreased 8% to $104 million.
     The decrease in segment operating income for the quarter was driven by lower results at Buena Vista Games and Merchandise Licensing. Results at Buena Vista Games were impacted by higher product development spending reflecting the Company’s growing investment in self-published games. The decrease at Merchandise Licensing was primarily due to lower contractual minimum guarantee revenues, partially offset by modest growth in earned royalties.
CORPORATE AND OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
     Corporate and unallocated shared expenses increased from $118 million to $138 million for the quarter primarily due to transition costs in connection with the previously announced transfer of certain information technology functions and support services to third party service providers.
Net Interest Expense
     Net interest expense was as follows (in millions):

	Quarter Ended
	April 1,	April 2,
	2006	2005
Interest expense	$(187)	$(141)
Interest and investment income (loss)	42	(10)
Gain on restructuring of Euro Disney debt	—	61

Net interest expense	$(145)	$(90)

     Interest expense increased primarily due to higher interest expense at Hong Kong Disneyland and higher effective interest rates on the Company’s debt. Hong Kong Disneyland’s interest expense was capitalized during the prior-year quarter as the park was under construction.
     Interest and investment income (loss) for the current quarter included a $12 million recovery in connection with the Company’s leveraged lease investment with United Airlines which had been written off previously. The prior-year quarter included a $32 million partial write-down of an investment in a company that licenses technology to the MovieBeam venture.
Income Taxes
     The effective income tax rate decreased from 36.8% to 35.2% for the quarter, primarily due to the release of tax reserves amounting to $16 million related to the favorable resolution of certain state income tax matters.
Minority Interests
     The decrease in minority interest expense from $54 million to $12 million was primarily due to the allocation of increased losses after royalties, financing costs and taxes to minority interest holders of the partially owned international theme parks.
Cash Flow
     Cash provided by operations and free cash flow are detailed below (in millions):

	Six Months Ended
	April 1,	April 2,
	2006	2005	Change
Cash provided by operations	$2,181	$1,128	$1,053
Investments in parks, resorts and other property	(462)	(773)	311

Free cash flow (1)	$1,719	$355	$1,364

(1)	Free cash flow is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.
     The Company generated $1.7 billion in free cash flow during the six months compared to $0.4 billion in the prior-year six month period, reflecting an increase of $1.1 billion in cash provided by operations and a decrease of $0.3 billion in capital expenditures.
     The increase in cash provided by operations was driven by improved performance at Media Networks and Parks and Resorts, the timing of dividends to a minority interest holder, which were paid in the third quarter in the current year versus the second quarter in fiscal 2005, lower pension contributions and increased cash distributions from equity investees. These increases were partially offset by higher income tax payments. In addition, the Company saw a significantly higher build-up in accounts receivable in the prior year, primarily due to the home entertainment release of The Incredibles late in the second quarter of fiscal 2005.
     The decrease in capital expenditures was primarily due to lower investment at Hong Kong Disneyland resulting from the substantial completion of the park prior to its opening in late fiscal 2005, as well as lower expenditures at the domestic theme parks.

     Investments in parks, resorts and other property by segment are as follows (in millions):

	Six Months Ended
	April 1,	April 2,
	2006	2005
Media Networks	$73	$75
Parks and Resorts:
Domestic	224	333
International	120	314

Total Parks and Resorts	344	647

Studio Entertainment	16	15
Consumer Products	4	3
Corporate and unallocated	25	33

Total capital expenditures	$462	$773

     Depreciation expense is as follows:

	Six Months Ended
	April 1,	April 2,
	2006	2005
Media Networks
Cable Networks	$39	$37
Broadcasting	51	50

Total Media Networks	90	87

Parks and Resorts
Domestic	409	372
International	136	100

Total Parks and Resorts	545	472

Studio Entertainment	11	14
Consumer Products	10	13

Segment depreciation expense	656	586
Corporate and unallocated	65	65

Total depreciation expense	$721	$651

Share Repurchases
     During the first six months of fiscal 2006, the Company repurchased 67 million shares for $1.7 billion, of which 18 million shares for $0.5 billion were purchased in the second quarter. As of April 1, 2006, the Company had authorization in place to repurchase approximately 382 million additional shares.
Borrowings
     Total borrowings and net borrowings are detailed below (in millions):

	April 1,	Oct. 1,
	2006	2005	Change
Current portion of borrowings	$2,303	$2,310	$(7)
Long-term borrowings	10,519	10,157	362

Total borrowings	12,822	12,467	355
Less: cash and cash equivalents	(2,031)	(1,723)	(308)

Net borrowings (1)	$10,791	$10,744	$47

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.
     The total borrowings shown above include $3,130 million and $2,953 million attributable to our partially owned international theme parks as of April 1, 2006 and October 1, 2005, respectively. Cash and cash equivalents attributable to these international parks totaled $509 million and $535 million as of April 1, 2006 and October 1, 2005, respectively.

Non-GAAP Financial Measures
     This earnings release presents net borrowings, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
     These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Net borrowings — The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.
Free cash flow — The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income — The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to income before income taxes and minority interests is as follows (in millions):

	Quarter Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Segment operating income	$1,434	$1,343	$2,813	$2,710
Corporate and unallocated shared expenses	(138)	(118)	(242)	(242)
Amortization of intangible assets	(2)	(3)	(5)	(5)
Gains on sale of equity investment and business	—	—	70	—
Restructuring and impairment charges	—	(7)	—	(24)
Net interest expense	(145)	(90)	(308)	(230)

Income before income taxes and minority interests	$1,149	$1,125	$2,328	$2,209

CONFERENCE CALL INFORMATION
     In conjunction with this release, The Walt Disney Company will host a conference call today, May 9, 2006, at 1:30 PM PST/4:30 PM EST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 23, 2006 at 4:00 PM PST/7:00 PM EST.

FORWARD-LOOKING STATEMENTS
     Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including: adverse weather conditions or natural disasters; health concerns; international, political, or military developments; technological developments; and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect travel and leisure businesses generally and may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits, demand for our products and performance of some or all company businesses either directly or through their impact on those who distribute our products.
     Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005 under Item 1A, “Risk Factors” and other filings.

The Walt Disney Company
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Revenues	$8,027	$7,829	$16,881	$16,495
Costs and expenses	(6,841)	(6,720)	(14,534)	(14,270)
Gains on sale of equity investment and business	—	—	70	—
Restructuring and impairment charges	—	(7)	—	(24)
Net interest expense	(145)	(90)	(308)	(230)
Equity in the income of investees	108	113	219	238

Income before income taxes and minority interests	1,149	1,125	2,328	2,209
Income taxes	(404)	(414)	(833)	(786)
Minority interests	(12)	(54)	(28)	(80)

Net income	$733	$657	1,467	1,343

Earnings per share:
Diluted(1)	$0.37	$0.31	$0.74	$0.64

Basic	$0.38	$0.32	$0.76	$0.66

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,990	2,114	1,994	2,109

Basic	1,924	2,044	1,932	2,043

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $6 million and $11 million for the quarter and six months ended April 1, 2006, respectively, and $6 million and $11 million for the quarter and six months ended April 2, 2005, respectively.

The Walt Disney Company
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except per share data)

	April 1,	Oct. 1,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$2,031	$1,723
Receivables	4,727	4,585
Inventories	643	626
Television costs	548	510
Deferred income taxes	749	749
Other current assets	965	652

Total current assets	9,663	8,845
Film and television costs	5,311	5,427
Investments	1,235	1,226
Parks, resorts and other property, at cost
Attractions, buildings and equipment	27,875	27,570
Accumulated depreciation	(13,086)	(12,605)

	14,789	14,965
Projects in progress	791	874
Land	1,139	1,129

	16,719	16,968
Intangible assets, net	2,712	2,731
Goodwill	16,985	16,974
Other assets	999	987

	$53,624	$53,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,095	$5,339
Current portion of borrowings	2,303	2,310
Unearned royalties and other advances	2,069	1,519

Total current liabilities	9,467	9,168
Borrowings	10,519	10,157
Deferred income taxes	2,399	2,430
Other long-term liabilities	4,115	3,945
Minority interests	1,174	1,248
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $.01 par value
Authorized — 100 million shares, Issued — none	—	—
Common stock, $.01 par value
Authorized — 3.6 billion shares, Issued — 2.2 billion shares at April 1, 2006 and October 1, 2005	13,782	13,288
Retained earnings	18,723	17,775
Accumulated other comprehensive loss	(577)	(572)

	31,928	30,491
Treasury stock, at cost, 259.9 million shares at April 1, 2006 and 192.8 million shares at October 1, 2005	(5,978)	(4,281)

	25,950	26,210

	$53,624	$53,158

The Walt Disney Company
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended
	April 1,	April 2,
	2006	2005
OPERATING ACTIVITIES
Net income	$1,467	$1,343

Depreciation and amortization	726	656
Gains on sale of equity investment and business	(70)	—
Deferred income taxes	(103)	63
Equity in the income of investees	(219)	(238)
Cash distributions received from equity investees	226	157
Minority interests	28	80
Net change in film and television costs	160	(73)
Equity based compensation	187	180
Other	51	(225)
Changes in operating assets and liabilities:
Receivables	(124)	(667)
Inventories	(15)	(12)
Other assets	(17)	(64)
Accounts payable and other accrued liabilities	202	105
Income taxes	(318)	(177)

Cash provided by operations	2,181	1,128

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(462)	(773)
Working capital proceeds from The Disney Store North America sale	—	100
Proceeds from sale of equity investment and business	81	—
Other	(2)	(16)

Cash used by investing activities	(383)	(689)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,600	1,359
Borrowings	415	141
Reduction of borrowings	(1,678)	(1,643)
Dividends	(519)	(490)
Repurchases of common stock	(1,697)	(444)
Euro Disney equity offering	—	171
Equity partner contribution	52	60
Exercise of stock options and other	337	306

Cash used by financing activities	(1,490)	(540)

Increase (decrease) in cash and cash equivalents	308	(101)
Cash and cash equivalents, beginning of period	1,723	2,042

Cash and cash equivalents, end of period	$2,031	$1,941